Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Olink Holding AB (publ) of our report dated February 26, 2021 relating to the financial statements of Knilo HoldCo AB and our report dated December 11, 2020 relating to the financial statements of Olink Proteomics Holding AB, which appear in Amendment No. 2 to the Registration Statement on Form F-1 (No. 333-253818) of Olink Holding AB (publ).  We also consent to the references to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form F-1 (No. 333-253818) incorporated by reference in this Registration Statement.

/s/ Öhrlings PricewaterhouseCoopers AB

Stockholm, Sweden March 29, 2021